THE SHARES REPRESENTED BY THIS COMPENSATION AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SPARBAR INC. THAT SUCH REGISTRATION IS NOT REQUIRED. THE COMMON SHARES ISSUABLE UPON CONVERSION OF THESE PREFERRED SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE COMMON SHARES ISSUABLE UPON CONVERSION OF THE PREFERRED SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SPARBAR, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

EMPLOYMENT AND COMPENSATION AGREEMENT

This Employment and Compensation Agreement (“Agreement”) is entered into this 28th day of October 2020 (the “Effective Date”) by and between Sparbar, Inc., a Delaware corporation (the “Company”) and Jasvinder Singh Gill (the “Executive”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed by and between the parties hereto:

Section 1. TERM

1.1       Initial Term. Company hires and retains Executive for an initial term of five (5) years commencing on November 30, 2019 (the “Commencement Date”) and expiring on November 30, 2024, as Chief Executive Officer (“CEO”) of Company (the “Initial Term”).

1.2       Automatic Renewal. This Agreement shall automatically renew for additional terms of one (1) year (the “Renewal Term”) unless either party shall give the other party sixty (60) days written notice of their intent not to permit this Agreement to automatically renew.

Section 2. DUTIES AND RESPONSIBILITIES

2.1       Job Description. Executive shall perform the duties and responsibilities of CEO of Company in accordance with (A) the job description attached hereto as Exhibit A; (B) applicable laws and regulations; (C) the Certificate of Incorporation, Bylaws, and rules of the Company; (D) in any other manner properly delegated and communicated to Executive and shall provide executive management services for Company. Executive shall report directly to the Board of Directors of the Company (the “Board”). This statement of duties and responsibilities shall not limit the powers of the Board to engage at any time certified public accountants or others to examine and report concerning the accounts and financial affairs of Company, and, for the purpose of making such examination, the persons so authorized by the Board shall have access to all records of the Company.

       2.2       Expenditures. Executive shall have the responsibility to manage the day-to-day operation of the Company including the approval of all expenditures (except Executive’s expense reports, which will be approved by a person nominated by the Board) in the ordinary course of business that are reasonable and necessary for the continued operation of the Company. Generally, expenditures shall be limited to amounts set forth in the annual operating budget or as otherwise approved or allowed by the Board. In no event may Executive spend more than $15,000 outside of the ordinary course of business for any purpose without the express authorization of the Board.

2.3       Non-Competition. Executive agrees that, during the term of this Agreement and for a period of two (2) years after the Effective Date of Termination of this Agreement (as defined hereinafter), for whatever reason, Executive shall not directly or indirectly, in any manner whatsoever, including either individually or in partnership, jointly or in conjunction with any other person, or as a consultant, representative, independent contractor, principal, agent, owner or shareholder, and whether or not for compensation:

(A) carry on, or engage in, or have a financial interest in, or advise, lend money to, guarantee the debts or obligations of, or permit its or Executive’s name to be used or employed by any person that carries on or is engaged in, any product anywhere in North America (the “Restricted Area”) that:

(i) (a) has been offered by the Company or Sparbar, LTD., a U.K. Limited Company, during the five years prior to the Effective Date until the Effective Termination Date; or

(b) comprises any revisions, developments, or upgrades of any such product or products; or

(ii) competes with any product or revision of such product identified in section (A)(i) above (collectively, the “Restricted Products”);

(B) sell any Restricted Products to any entity or person in the Restricted Area (a “Restricted Customer”); or

(C) take an active management role in any venture which sells, manufacturers, markets, or distributes Restricted Products in the Restricted Area.

2.3.1       Executive agrees not to solicit or otherwise contact or assist any other person in contacting customers of the Company for a business and/or commercial purpose for a period of two (2) years from the Effective Date of Termination.

2.3.2       Executive agrees to refrain from contacting, recruiting, or hiring any then-present or future employee of Company for a period of two (2) years from the Effective Date of Termination.

2.3.3        Executive agrees that each restrictive covenant set forth above shall be construed as being independent of any other covenant or provision of this Agreement. In the event it shall be determined that one or more restrictive covenant, as set forth above, is unreasonable in any manner, the covenant shall not be stricken from this Agreement, but shall be modified only to the extent necessary to be reasonable and enforceable.

2.4       Non-Disclosure of Confidential Information. Executive shall not, either during the term of this Agreement, or at any time thereafter, impart in any way to anyone any confidential information of Company or its customers which Executive may acquire in the performance of Executive’s duties under this Agreement, except as permitted by Company or under the compulsion of law. Confidential information shall be interpreted in its broadest form to include any and all information obtained by Executive about Company or its customers during the term of this Agreement and, without limiting the generality hereof, includes all records, e-mails, phone records, text messages, other tangible items, and intangible information whether created, transmitted, communicated, or stored on Company’s equipment or personal equipment.

2.5 Provisions Reasonable. Executive acknowledges that the provisions set forth in Sections 2.1 through 2.4, inclusive, are reasonable and are required for the reasonable protection of Company and its affiliates and further acknowledges that a breach of these provisions may cause damage to Company that cannot be measured or compensated monetarily. Company shall be entitled to injunctive or any other equitable relief deemed appropriate under existing law as well as actual damages and attorneys’ fees as allowed by law.

Section 3. COMPENSATION AND BENEFITS OF EXECUTIVE

3.1       Base Compensation. Executive shall be paid an annual base salary of Seventy-Seven Thousand and 00/100 Dollars ($77,000.00) (“Base Compensation”) beginning on the Effective Date and payable in accordance with the Company’s payroll practices.

3.2       Other Benefits. Executive shall be entitled to participate in any and all other benefits provided by the Company.

3.3        Preferred Stock. Company will grant Executive Three Million (3,000,000) shares of Restricted Series A Voting Preferred Convertible stock in the Company (the “Preferred Shares”), such shares conforming in substantial form to the Certificate of Designation in Exhibit C to this Agreement, with delivery as follows:

(A) The Preferred Shares shall be issued to Executive on the books and records of the Company and shall bear the legend in accordance with the Securities Act of 1933 in substantially the form of 3.3(D) below, designating all relevant securities restrictions on transfer or sale. In the event that the Company elects to terminate this Agreement at any time following the commencement of the Term, all Preferred shares defined in this Section 4 shall be deemed earned upon the Effective Date.

(B) Company agrees to provide letters of opinion by Company’s counsel to Executive as evidence of payment via delivery of the Preferred Shares.

(C) Condition Precedent. Company shall have no obligation to deliver the Restricted

Shares unless and until Executive and Company execute the Lock-Up Agreement in the form of Exhibit “B” attached hereto.

(D) This Agreement and any certificate issued thereto shall bear the following legend:

THE SHARES REPRESENTED BY THIS COMPENSATION AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SPARBAR INC. THAT SUCH REGISTRATION IS NOT REQUIRED. THE COMMON SHARES ISSUABLE UPON CONVERSION OF THESE PREFERRED SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE COMMON SHARES ISSUABLE UPON CONVERSION OF THE PREFERRED SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SPARBAR, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 4. DUTIES AND RESPONSIBILITIES OF COMPANY

4.1       Review and Performance Appraisal. Annually, Executive and the Board will cause a review of Executive’s performance of job duties, responsibilities, goals compensation and objectives; which may be periodically changed or amended by the Board. This review shall be completed in writing each year. Annual performance appraisals will be in accordance with the practices and procedures established by Company.

4.2       Indemnification of Executive. If Executive discharges the duties of the position in good faith and with the degree of diligence, care, and skill that an ordinary, prudent person would exercise under similar circumstances in a like position, then Company will indemnify and hold Executive harmless in the event Executive is, or is threatened to be made, a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, other than an action by or on behalf of Company, because Executive is or was an official, employee, or agent of Company or is or was serving at the request of Company as an official, committee member, employee, or agent of Company, to the extent that Executive is not covered by insurance obtained by Company. In discharging the duties, Executive may rely upon the opinion of legal counsel and upon the report of an independent appraiser selected with reasonable care by the Board or of an officer of Company. Executive may also rely upon financial statements and reports concerning Company’s financial condition represented to be correct by an officer of Company having charge of its records, or as stated in a written report by an independent public or certified public accountant, or a firm of accountants. Company will only indemnify Executive under this Section if Executive acted in good faith and in a manner Executive reasonably believed to not oppose the best interests of Company and/or its members.

Section 5. Termination of Agreement.

5.1       Termination by Company. The Board may terminate this Agreement only with the express written approval of Executive, which writing shall include the date the termination is effective (the “Effective Date of Termination”).

5.2       Termination by Executive. Executive may terminate this Agreement without cause or reason by giving one (1) month’s (30 calendar days) written notice to Company. In the event Executive provides written notice of termination of this Agreement, Company may reduce the time period set forth in this Section. In the event Company reduces the time period set forth herein, Company shall only be obligated to provide Executive with Base Compensation and other benefits through the actual date upon which Executive’s employment is terminated.

5.3       Termination by Death or Disability of Executive.

5.3.1       The death of Executive will cause immediate termination of this Agreement. Any compensation or benefits due under any section of this Agreement shall be paid to the beneficiary designated by Executive on a form provided by Company or insurance company. If no beneficiary is designated, payment shall be made to Executive’s spouse and if Executive does not have a spouse, then to Executive’s estate. Executive may name successor beneficiaries.

5.3.2       The absence of Executive by reason of confirmed illness, other confirmed incapacity, or inability to perform under this Agreement for more than ninety (90) consecutive calendar days will result in the termination of this Agreement. The Company may extend the within-stated period or request additional medical or other proof of illness, incapacity, or inability at its sole discretion.

5.4       Dissolution of Company. The dissolution of Company will cause immediate termination of this Agreement.

5.5       Return of Property. On the date this Agreement is terminated, Executive agrees to return to Company or destroy all of Company’s property including, but not limited to, all e-mails, records of phone conversations, text messages, other tangible items, and intangible information, relating to or containing confidential information as described in Section 2.4 of this Agreement, including any copies, and arrangements made for payment by Executive of any indebtedness to Company. At Company’s option, upon Company’s request, Executive will certify to Company in writing that it has complied with the requirements of this sentence. To the extent Confidential Information is stored on any smartphone, tablet, laptop or other electronic device (“Device”) that was not provided by Company, Executive agrees to delete the Confidential Information from such Device. To the extent Confidential Information is stored on a Device provided to Executive by Company, Executive shall not delete the Confidential Information, but shall instead return the Device to Company within ten (10) days following the termination of this Agreement. The provisions of this Section 5.5 are in addition to any provisions for the return of Company’s property contained in Company’s employee handbook at the time of termination.

5.6       Termination Compensation. In the event this Agreement is terminated by either party, Executive shall be entitled to Executive’s Base Compensation through the Effective Date of Termination, plus Executive’s vested benefits, if applicable.

Section 6. GENERAL PROVISIONS

6.1       Mutual Agreement. Nothing in this Agreement shall be deemed to create a partnership or agency relationship between Company and Executive or to make either of the parties jointly liable for any obligation arising out of such activities and services contemplated by this Agreement.

6.2        Joint Effect of Agreement. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. Executive shall not assign any part of Executive’s rights under this Agreement without the written consent of Company. In the event of a merger, transfer, consolidation or reorganization involving Company, this Agreement shall continue in full force and become an obligation of Company's successor.

6.3       Section Headings. Section headings and numbers have been inserted for convenience of reference only, and if there shall be any conflict between any such headings or numbers and the text of this Agreement, the text shall control.

6.4       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall be considered one and the same instrument.

6.5       Waiver. Waiver by either party of any term or condition of this Agreement or any breach shall not constitute a waiver of any other term or condition or breach of this Agreement.

6.6       Execution and Applicable Law. This Agreement has been executed in the State of New York and shall be governed in accordance with the laws of the State of New York in every respect, unless federal law takes precedence or otherwise pre-empts the laws of this state.

6.7       Notices. Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon its personal delivery or two days after its mailing by Certified Mail, Return Receipt Requested, postage prepaid addressed:

6.7.1       If to Company, at its current mailing address.

6.7.2       If to Executive, to Executive’s last known address as provided by Executive.

6.7.3       Notice may also be sent by electronic transmission, provided that receipt of such notice has been acknowledged by the recipient.

6.8       Conflict. If any of the terms, conditions or statements in this Agreement shall differ from, conflict with or contradict the terms, conditions or statements in Company’s policies, procedures, or handbook, then this Agreement will govern.

6.9       Independent Advice. Executive hereby acknowledges that Executive has been advised to seek the advice of legal counsel and a CPA prior to the execution of this Agreement. By signing this Agreement, Executive acknowledges that Executive has sought the advice of legal counsel and a CPA or has specifically waived the advice and is signing this Agreement, the contents of which Executive has read and understands, without further explanation or advice by Company or its attorney.

6.10       Waiver of Jury Trial. The Parties hereto acknowledge that the right to trial by jury is a constitutional right, but that it may be waived. Each party, after consulting (or having had the opportunity to consult) with counsel of their choice, knowing and voluntarily, and for their future benefit, waives any right to trial by jury in the event of litigation regarding the performance or enforcement of, or in any way related to, this Agreement.

6.11       Dispute Resolution. Notwithstanding any procedures set forth in Company’s employee handbook or policies, in each and every instance where a dispute may arise in connection with this Agreement, and if the parties cannot reach a mutually acceptable resolution of same within thirty (30) days after written notice of the dispute, the matter shall be referred to and settled by binding arbitration in accordance with the rules of the American Arbitration Association as in effect on the date of initiation of the arbitration. All arbitration proceedings will be conducted in the State of New York, or in such other place or places as the parties may agree to in writing. The arbitration shall be presided over by a single arbitrator who shall be selected in accordance with the rules of the American Arbitration Association.

6.11.1       The arbitrators shall resolve disputes in accordance with the laws of the State of New York, and shall have the power to order, among other things, specific performance of the Agreement and to permit discovery under the terms of the New York Court Rules then in effect. Judgment upon the award rendered by the arbitrators may be entered in a Supreme Court located within the state of New York and shall be final and legally binding.

6.11.2       The fees of the arbitrators and expenses incident to the arbitration proceeding shall be borne equally by the parties to such arbitration, or as the arbitrators deem appropriate.

6.12       Background and Credit Checks. By entering into this Agreement, Executive specifically consents and authorizes Company and/or its agents to conduct such criminal, employment, credit and/or educational background checks as may be permitted by law (collectively “Background Checks”) as Company may determine necessary at any time during the term of this Agreement. Executive agrees to execute such other written authorizations or consents as may be required by Company to conduct such Background Checks.

6.13       Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, arrangements, and communications between the parties concerning such subject matter whether oral or written.

The Parties have executed this Agreement as of the date first set forth above.

For Company: For Executive:

SPARBAR, INC.,

A Delaware corporation

__________________________ ___________________________

By: Kenny Lam By: Jasvinder Singh Gill

Its: Chief Operating Officer

EXHIBIT A

Description of CEO Position

Purpose

The primary purpose of this position is to assist Sparbar Inc. to fulfill its Vision of creating a leading global sports equipment and brand.

Duties and Responsibilities

Oversee day-to-day operations, fulfillment, staff management, R&D, communications, supply chain, marketing, and all other duties as may be assigned by the Board of Directors and not inconsistent with the position.

Primary Functions: Make day to day executive level decisions for the future of the company. Lead innovation, R&D and new technologies to current and future brand designs.

Additional CEO Responsibilities:

•	Provide inspired leadership company wide.
•	Make high-level decisions about policy and strategy.
•	Report to the board of directors and keep them informed.
•	Develop and implement operational policies and a strategic plan.
•	Act as the primary spokesperson for the company.
•	Develop the company’s culture and overall company vision.
•	Help with recruiting new staff members when necessary.
•	Create an environment that promotes great performance and positive morale.
•	Oversee the company’s fiscal activity, including budgeting, reporting, and auditing.
•	Work with senior stakeholders, chief financial officer, chief information officer, and other executives.
•	Assure all legal and regulatory documents are filed and monitor compliance with laws and regulations.
•	Work with the executive board to determine values and mission, and plan for short and long term goals.
•	Identify and address problems and opportunities for the company.
•	Build alliances and partnerships with other organizations.
•	Oversee day-to-day operation of the company.
•	Work closely with the human resource department to ensure great hiring.

EXHIBIT “B”

LOCKUP AGREEMENT

THIS AGREEMENT (this "Agreement") is made and entered as of this 28th Day of October 2020 (the “Effective Date”) by and between SparBar, Inc., a Delaware corporation ("Company") and Jasvinder Singh Gill, a natural person residing in the United Kingdom (“Shareholder”).

WHEREAS, Shareholder has acquired shares in the Company’s Series A Voting Convertible Preferred Stock pursuant to that certain Employment Compensation Agreement with the Company dated October 28, 2020;

NOW, THEREFORE, the parties hereto agree as follows:

1.       Intent of Parties; Vesting of Shares. Shareholder has acquired Three Million (3,000,000) shares of Convertible Preferred Stock in the Company that may be converted into shares of common stock in the Company (the “Company Shares”) on a 1-for-1 basis. It is the intent of Company and Shareholder that, upon conversion, the Company Shares shall be freely transferable upon vesting except as provided in this Agreement or otherwise as required by applicable Federal and State securities laws and regulations.

2.       Restriction Period. For a period of (12) months from the date of acquisition of the Company Shares, Shareholder shall not sell, transfer, assign, convey, donate, pledge, encumber, alienate, or in any way dispose of (collectively "Sell") any of the Company Shares or any portion, right or interest therein, except in compliance with the terms and conditions of this Agreement. Any purported or attempted transfer or assignment, whether voluntary or involuntary, of any Company Shares in the Company in violation of this Agreement shall be null and of no legal effect.

3       Schedule Permitted Transfers. Notwithstanding any provisions of this Agreement to the contrary, Shareholder shall be permitted to sell the following Company Shares (each, a "Permitted Sale"): Shareholder shall permitted to sell that number of Company Shares held by Shareholder equal to the greater of (i) 75,000 shares per trading day or (ii) that number of shares calculated by the total of 20% of the prior trading days’ trading volume. Such limits shall be per day only and shall not accumulate.

4.       Representations and Warranties of Company Shareholders. Shareholder represents and warrants to and agrees with Company that:

(a) This Agreement has been duly authorized, executed and delivered by Shareholder. This Agreement constitutes the valid, legal and binding obligation of Shareholder, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally; and

(b) The consummation of the transactions contemplated hereby will not result in any breach of the terms or conditions of, or constitute a default under, any agreement or other instrument to which Shareholder is party, or violate any order, applicable to such Finder, of any court or federal or state regulatory body or administrative agency having jurisdiction over Finder or over any of his property, and will not conflict with or violate the terms of Shareholder’s current employment.

5.       Representation, Warranties, Covenants and Agreements of Company. Company represents, warrants, covenants to and agrees with Shareholder that:

(a) This Agreement has been duly authorized and executed by Company. This Agreement constitutes the valid, legal and binding obligation of Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally.

(b) Company has been duly organized and is validly existing and in good standing as a corporation under the laws of its jurisdiction of incorporation and has all requisite power and authority to conduct its business.

6.       Parties. This Agreement shall inure to the benefit of and be binding upon Company and Shareholder, and their respective affiliates, officers, directors, registered representatives, employees and their respective successors and assigns, and no other person shall acquire or have any right by virtue of this Agreement.

7.       Attorney's Fees. If any party fails to perform any of its obligations hereunder, or if a dispute arises concerning the meaning of interpretation of any provision of this Agreement, the defaulting party or the party not prevailing such in dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights under, including, without limitation, court costs and reasonable attorneys' fees.

8.       Governing Law and Supersession. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard for its choice of law provisions, and shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof.

9.       Notices. All notices or other communications hereunder shall be in writing and shall be deemed given when delivered personally to each of the parties as set forth on the signature page hereto: one (1) day after being transmitted via facsimile to the corresponding facsimile number below; one (1) day after being sent via overnight mail; three (3) days after being mailed by first class registered or certified mail, return receipt requested, or, if transmitted via electronic message, upon acknowledgment of receipt by the recipient.

10.       No Partnership; Survival or Representations. Nothing herein contained shall be construed to constitute an association, partnership, unincorporated business or any other entity between Company and the Company Shareholders.

11.       Validity of Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remainder thereof.

12.       Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter of this Agreement. No amendment or addition to, or modification of, any provision contained in this Agreement shall be effective unless fully set forth in writing signed by all of the parties hereto.

13.       Further Assurances. Each of the parties hereto agrees on behalf of such party, his or its successors and assigns, that such party will, without further consideration, execute, acknowledge and deliver such other documents and take such other action as may be necessary or convenient to carry out the purposes of this Agreement.

14.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Company: SparBar, Inc.:

_________________________________________

By: Jasvinder Singh Gill

Its: Director and President/CEO

_________________________________________

By: Kenny Lam

Its: Director and Chief Operating Officer

Shareholder:

_________________________________________

Jasvinder Singh Gill

Number of Preferred Shares: 3,000,000

Convertible into Number of Common Shares: 3,000,000